Exhibit 99.1

THE HOME DEPOT ANNOUNCES FIRST QUARTER RESULTS;

UPDATES FISCAL YEAR 2010 GUIDANCE

ATLANTA, May 18, 2010 — The Home Depot®, the world’s largest home improvement retailer, today reported first quarter of fiscal 2010 net earnings of $725 million, or $0.43 per diluted share, compared with net earnings of $514 million, or $0.30 per diluted share, in the same period of fiscal 2009.

Sales for the first quarter totaled $16.9 billion, a 4.3 percent increase from the first quarter of fiscal 2009. Comparable store sales for the first quarter were positive 4.8 percent, and comp sales for U.S. stores were positive 3.3 percent. On an adjusted basis, which excludes the impact of sales related to the closing of the Company’s EXPO businesses in the first quarter of fiscal 2009, sales increased 5.7 percent.

First quarter of fiscal 2010 results reflect a net impact to earnings of $33 million related to the extension of the Company’s guarantee of a third-party senior secured loan. In the first quarter of fiscal 2009, the Company’s reported results included a net impact to earnings of $73 million related to the closing of its EXPO businesses. On an adjusted basis, the Company reported first quarter of fiscal 2010 net earnings of $758 million, or $0.45 per diluted share, compared with adjusted net earnings of $587 million, or $0.35 per diluted share, in the same period of fiscal 2009.

“Our solid start to the year was driven by great performance in seasonal categories and strong growth in customer transactions,” said Frank Blake, chairman & CEO. “I want to thank our associates for their hard work and dedication, as our customer service scores also showed marked year over year improvement. It is their efforts that enabled us to deliver these results.”

Updated Fiscal 2010 Guidance

Based on its year-to-date performance, the Company updated its fiscal 2010 guidance and now expects sales to be up approximately 3.5 percent for the year. The Company expects diluted earnings per share from continuing operations as reported to increase by approximately 21 percent to $1.88 for the year.

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at earnings.homedepot.com.

At the end of the first quarter, the Company operated a total of 2,244 retail stores, which included 1,976 The Home Depot stores in the United States (including the Commonwealth of Puerto Rico, the territory of the U.S. Virgin Islands and the territory of Guam), 179 stores in Canada, 79 stores in Mexico and 10 stores in China. The Company employs more than 300,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.

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To provide clarity, internally and externally, about the Company’s operating performance for the recently completed fiscal quarter, the Company supplemented its reporting with non-GAAP financial measures to reflect the impact of the store rationalization charges, business rationalization charges, related restructuring charges and the charge related to the extension of the Company’s guarantee of a third-party senior secured loan. The Company believes that these non-GAAP financial measures better enable management and investors to understand and analyze the Company’s performance by providing them with meaningful information relevant to events of unusual nature or frequency. However, this supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. A reconciliation of the non-GAAP financial measures to the corresponding GAAP measures can be found in the attached press release and at earnings.homedepot.com.

Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the demand for our products and services, net sales growth, comparable store sales, state of the economy, state of the residential construction, housing and home improvement markets, state of the credit markets, including mortgages, home equity loans and consumer credit, commodity price inflation and deflation, implementation of store initiatives, continuation of reinvestment plans, net earnings performance, earnings per share, stock-based compensation expense, capital allocation and expenditures, liquidity, the effect of adopting certain accounting standards, return on invested capital, management of our purchasing or customer credit policies, the effect of accounting charges, the planned recapitalization of the Company, timing of the completion of the recapitalization, the ability to issue debt securities on terms and at rates acceptable to us, store openings and closures and financial outlook. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You are cautioned not to place undue reliance on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond our control or are currently unknown to us – as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include but are not limited to those described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended January 31, 2010.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

For more information, contact:

Financial Community	News Media
Diane Dayhoff	Ron DeFeo
Vice President of Investor Relations	Director of Corporate Communications
770-384-2666	770-384-3179
diane_dayhoff@homedepot.com	ron_defeo@homedepot.com

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED MAY 2, 2010 AND MAY 3, 2009

(Unaudited)

(Amounts in Millions Except Per Share Data and as Otherwise Noted)

	Three Months Ended		% Increase
	5-2-10	5-3-09	(Decrease)
NET SALES	$16,863	$16,175	4.3%
Cost of Sales	11,069	10,725	3.2

GROSS PROFIT	5,794	5,450	6.3
Operating Expenses:
Selling, General and Administrative	4,078	4,042	0.9
Depreciation and Amortization	411	428	(4.0)

Total Operating Expenses	4,489	4,470	0.4

OPERATING INCOME	1,305	980	33.2

Interest and Other (Income) Expense:
Interest and Investment Income	(4)	(5)	(20.0)
Interest Expense	142	180	(21.1)
Other	51	—	N/M

Interest and Other, net	189	175	8.0

EARNINGS BEFORE PROVISION FOR INCOME TAXES	1,116	805	38.6

Provision for Income Taxes	391	291	34.4

NET EARNINGS	$725	$514	41.1%

Weighted Average Common Shares	1,677	1,683	(0.4)%
BASIC EARNINGS PER SHARE	$0.43	$0.31	38.7

Diluted Weighted Average Common Shares	1,688	1,689	(0.1)%
DILUTED EARNINGS PER SHARE	$0.43	$0.30	43.3

SELECTED HIGHLIGHTS	Three Months Ended		% Increase
	5-2-10	5-3-09	(Decrease)
Number of Customer Transactions	323	310	4.2%
Average Ticket (actual)	$52.54	$52.67	(0.2)
Weighted Average Weekly Sales per Operating Store (in thousands)	$581	$552	5.3
Square Footage at End of Period	235	235	—
Capital Expenditures	$167	$172	(2.9)
Depreciation and Amortization (1)	$438	$453	(3.3)%

(1)	Includes depreciation of distribution centers and tool rental equipment included in Cost of Sales and amortization of deferred financing costs included in Interest Expense.

N/M - Not Meaningful

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS ITEMS EXCLUDING CERTAIN ADJUSTMENTS (NON-GAAP)

FOR THE THREE MONTHS ENDED MAY 2, 2010 AND MAY 3, 2009

(Unaudited)

(Amounts in Millions Except Per Share Data)

	Three Months Ended 5-2-10
	Actuals	Adjustment(1)	As Adjusted (Non-GAAP)

Net Sales	$16,863	$—	$16,863

Gross Profit	5,794	—	5,794

Total Operating Expenses	4,489	—	4,489

Operating Income	1,305	—	1,305

Interest and Other, net	189	51	138

Net Earnings	$725	$(33)	$758

Diluted Earnings Per Share	$0.43	$(0.02)	$0.45

	Three Months Ended 5-3-09
	Actuals	Adjustments(2)	As Adjusted (Non-GAAP)

Net Sales	$16,175	$221	$15,954

Gross Profit	5,450	29	5,421

Total Operating Expenses	4,470	146	4,324

Operating Income	980	(117)	1,097

Interest and Other, net	175	—	175

Net Earnings	$514	$(73)	$587

Diluted Earnings Per Share	$0.30	$(0.04)	$0.35

Note: Certain amounts in Diluted Earnings Per Share may not foot due to rounding.

(1)	Adjustment is comprised of a charge related to the extension of the Company’s guarantee of a third-party senior secured loan.
(2)	Adjustments are comprised of store rationalization charges related to the closing of 15 stores and the removal of 50 stores from our future growth pipeline, business rationalization charges related to the exit of EXPO, THD Design Center, Yardbirds and HD Bath businesses, as well as net sales, gross profit and operating expenses of those exited businesses during the period from closing announcement to actual closing, and charges related to restructuring of support functions.

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF MAY 2, 2010, MAY 3, 2009 AND JANUARY 31, 2010

(Amounts in Millions)

	5-2-10	5-3-09	1-31-10
	(Unaudited)	(Unaudited)
ASSETS
Cash and Cash Equivalents	$2,436	$2,214	$1,421
Short-Term Investments	6	6	6
Receivables, net	1,342	1,283	964
Merchandise Inventories	11,479	11,428	10,188
Other Current Assets	1,383	1,383	1,321

Total Current Assets	16,646	16,314	13,900

Property and Equipment, net	25,404	25,894	25,550
Goodwill	1,192	1,134	1,171
Other Assets	377	425	256

TOTAL ASSETS	$43,619	$43,767	$40,877

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$7,051	$6,901	$4,863
Accrued Salaries and Related Expenses	1,154	1,077	1,263
Current Installments of Long-Term Debt	2,021	1,768	1,020
Other Current Liabilities	3,751	3,802	3,217

Total Current Liabilities	13,977	13,548	10,363

Long-Term Debt	7,676	9,667	8,662
Other Long-Term Liabilities	2,595	2,558	2,459

Total Liabilities	24,248	25,773	21,484

Total Stockholders’ Equity	19,371	17,994	19,393

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$43,619	$43,767	$40,877

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MAY 2, 2010 AND MAY 3, 2009

(Unaudited)

(Amounts in Millions)

	Three Months Ended
	5-2-10	5-3-09
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$725	$514
Reconciliation of Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	438	453
Stock-Based Compensation Expense	64	54
Changes in Working Capital and Other	812	706

Net Cash Provided by Operating Activities	2,039	1,727

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(167)	(172)
Other	27	89

Net Cash Used in Investing Activities	(140)	(83)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of Common Stock	(508)	—
Cash Dividends Paid to Stockholders	(399)	(381)
Other	14	424

Net Cash (Used in) Provided by Financing Activities	(893)	43

Increase in Cash and Cash Equivalents	1,006	1,687

Effect of Exchange Rate Changes on Cash and Cash Equivalents	9	8
Cash and Cash Equivalents at the Beginning of the Period	1,421	519

Cash and Cash Equivalents at the End of the Period	$2,436	$2,214